Exhibit 10.1

LOAN AGREEMENT

Dated March 22, 2018

$100,000,000

LOAN AGREEMENT

for

Ormat Technologies, Inc.

as Borrower

with

 The Lenders Listed in Part II of Schedule 1

Contents

1.	Definitions and Interpretation	4

2.	The Loan	12

3.	Purpose	12

4.	Conditions of Utilisation	13

5.	Utilisation of the loan	13

6.	Repayment of loan	14

7.	Prepayment	14

8.	Interest	15

9.	Interest Periods	17

10.	Fees	17

11.	Tax Gross Up and Indemnities	17

12.	Increased Costs	20

13.	Other Indemnities	21

14.	Costs and Expenses	22

15.	Representations	23

16.	Information Undertakings	28

17.	Financial Covenants	30

18.	General Undertakings	33

19.	Events of Default	36

20.	Changes to the Lenders	41

21.	Changes to the Borrower	43

22.	Conduct of business by the Finance Parties	43

23.	Payment Mechanics	44

24.	Set-Off	45

25.	Notices	46

26.	Calculations and Certificates	48

27.	Partial Invalidity	48

28.	Remedies and Waivers	48

29.	Amendments and Waivers	48

30.	Confidential Information	48

31.	Counterparts	51

32.	Governing Law	51

33.	Enforcement	51

Schedules

SCHEDULE 1	THE PARTIES

SCHEDULE 2	FORM OF ASSIGNMENT AGREEMENT

SCHEDULE 3	FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 4	SUBORDINATED SHAREHOLDER LOANS CONDITIONS

SCHEDULE 5	REPAYMENT SCHEDULE

SCHEDULE 6	PREPAYMENT FEE

SCHEDULE 7	FORM OF TRANSFER CERTIFICATE

SCHEDULE 8	UTILISATION REQUEST

SCHEDULE 9	CONDITIONS PRECEDENT

THIS AGREEMENT is dated March 22, 2018, and made between:

Ormat Technologies, Inc. a Delaware corporation (as Borrower); and

The entities listed in part II of Schedule 1 (The Parties) (as Lenders).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Accounting Principles means generally accepted accounting principles in the United States of America, and the requirements of any applicable securities law.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Assignment Agreement means an agreement substantially in the form set out in Schedule 2 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Auditors means PWC or any other "Big 4" accounting firm selected by the Borrower or any other accounting firm approved in advance by the Lenders (which approval shall not be unreasonably withheld or delayed).

Authorisation means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Bankruptcy Code means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute or any similar statute in any other Relevant Jurisdiction.

Basel III means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee in December 2010, each as amended;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee in November 2011, as amended; and

(c)	any further guidance or standards published by the Basel Committee relating to paragraph (a) or (b) above.

Basel Committee means the Basel Committee on Banking Supervision.

Borrower means Ormat Technologies, Inc.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in both New York and Tel Aviv.

Code means the US Internal Revenue Code of 1986, as amended.

Compliance Certificate means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

Confidential Information means all information that was identified in writing at the time of delivery as confidential, or that by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as confidential relating to the Borrower and its Affiliates or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under or the Loan from the Borrower or its Affiliates or any of its advisers but excludes information that:

(a)	is or becomes public information other than as a direct result of any breach by that Finance Party of Clause 30 (Confidential Information); or

(b)

is known by that Finance Party before the date the information is disclosed to it or is obtained by that Finance Party from a third party (other than the Borrower or any of its Affiliates) after that date and which, as far as that Finance Party is aware after clarifying with such third party, does not have confidentiality obligations to the Borrower and/or its Affiliates with respect to the information disclosed.

CRD IV means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012); and

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87EC and repealing Directives 2006/48/EC and 2006/49/EC.

Credit Rating Agency means any credit agency, whether in Israel or outside of Israel, including Standard & Poor's (S&P), Moody's, and Fitch Group.

Default means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Delegate means any delegate, agent or attorney appointed by any Finance Party.

Discharge Date means the date on which all of the Total Obligations have been unconditionally and irrevocably paid and discharged in full.

Dispute means any dispute arising out of or in connection with this Agreement or any other Finance Document (including relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with the Finance Documents).

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Environmental Claim means any claim, proceeding, formal notice or investigation alleging liability pursuant to Environmental Law.

Environmental Law means any applicable law which relates to pollution or protection of the environment, or hazardous substances, or harm to or the protection of human health, or the living of any organism, or compensation relating to any harm referred to above.

Environmental Permits means any Authorisation required under any Environmental Law for the operation of the business

Event of Default means any event or circumstance specified as such in Clause 19 (Events of Default).

Fair Spread means Fair Spread Ltd. ('Mirvah Hogen'), or any substitute entity thereof appointed by law as provider of quotation services to Israeli institutional investors with respect to non-traded debt.

Finance Document means:

(a)	this Agreement;

(b)	a Transfer Certificate;

(c)	the Utilization Request; and

(d)	any other document designated as such by the Lenders and the Borrower.

Finance Party means each Lender.

Financial Indebtedness means the Borrower's short-term and long-term debt to Financial Institutions (including current maturities of long-term debts to such bodies) including debts to bondholders, and deducting cash, cash equivalents. marketable securities and debt service reserve accounts, as determined according to U.S. GAAP according to which the Borrower’s financial statements shall be prepared and all according to their value in the financial statements.

It is hereby clarified that: (i) shareholder loans provided to the Borrower by any of its shareholders that are subordinated to the Borrower's obligation to the Lenders under the Finance Documents, pursuant to a subordinated shareholder loan agreement which meets the conditions set forth in Schedule 4 (Subordinated Shareholder Loans Conditions) (unless otherwise was agreed in advance and in writing by the Lenders) shall not be included in the scope of Financial Indebtedness; and (ii) obligations in relation to a sale of rights of ownership in connection with a transaction the substance of which is the sale of tax benefits (tax monetization transaction) shall not be deemed to be a Financial Indebtedness.

In the event of the introduction of a New Accounting Treatment (as such term is defined in paragraph 17.4(a) below), the provisions of Clause 17.4(b) below will apply.

Financial Institutions means third parties that are banks, insurance companies, investment houses, mezzanine funds, and any other entity whose main business is extending of loans and/or making investments.

Governmental Authority means any government and/or governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial legislative or administrative body or entity, domestic or foreign, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question.

Group means the Borrower and any entity controlled by it for the time being, and “member of the Group” shall be construed accordingly.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Interest Payment Date means (i) September 15, 2018, and (ii) the 15th day of each March and September thereafter until the Last Repayment Date, and all as set forth in Schedule 5 (Repayment Schedule).

Interest Period means, in relation to the Loan and any Unpaid Sum (including with respect to any increased interest pursuant to the provisions of this Agreement), each period determined in accordance with Clause 9.1 (Interest Period).

Last Repayment Date has the meaning given to it in Clause 6 (Repayment of Loan).

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 20 (Changes to the Lenders).

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Loan means the term loan made available under this Agreement as described in Clause 2.1 (The Loan), or the principal amount outstanding for the time being of that loan.

Loan Amount means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading "Loan Amount" in Part II of Schedule 1 (The Parties) and any other Loan Amount transferred to it under this Agreement; and

(b)	in relation to any other Lender, the Loan Amount transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Material Adverse Effect means a change, effect, event or circumstances or development, which, at the reasonable discretion of the Lenders has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on either:

(a)

the business, prospects, assets (whether tangible or intangible), properties, results of operations (including cash flows) or financial condition (including its liabilities (including contingent liabilities)), of the Group, taken as a whole; or

(b)	the ability of the Borrower to conduct its business in the manner in which it is currently operated; or

(c)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(d)	the rights or remedies of any Finance Party under any of the Finance Documents.

Material Group Company means, any member of the Group, that either: (a) its turnover for any period set forth in the recent annual audited consolidated financial statements or quarterly reviewed financial statements of the Borrower, was at least 10% (ten percent) of the consolidated turnover of the Borrower as per such financial statements; or (b) its EBITDA for any period set forth in the recent annual consolidated audited financial statements or quarterly reviewed financial statements of the Borrower was at least 10% (ten percent) of the consolidated EBITDA of the Borrower as per such relevant financial statements.

Money Laundering Laws has the meaning given to that term in Clause 15.18 (Anti-corruption law).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

subject to paragraph (c) below if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

New Lender has the meaning given to that term in Clause 20 (Changes to the Lenders).

Original Financial Statements means the Borrower's quarterly reviewed consolidated financial statements for September 30, 2017.

Original Lenders means (a) Migdal Insurance Company Ltd. (reg. number 52-000489-6); (b) Migdal's Makefet Pension and Provident Funds Ltd. (reg. number 51-223774-4); and (c) Yozma Pension Fund of Self Employed Ltd. (reg. number 52-003256-6).

Party means a party to this Agreement.

Permitted Liens means (a) any lien arising by operation of law; and (b) any security interest created directly by the Borrower in accordance with the provisions of Clause 18.3 (Negative pledge) below.

Prepayment Fee shall have the meaning set out in Schedule 6 (Prepayment Fee).

Quarter means a calendar quarter (January 1- March 31; April 1- June 30; July 1- September 30; and October 1- December 31).

Relevant Jurisdiction means: in relation to any entity:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.

Repayment Date means each date set out in paragraph (a) of Clause 6.1 (Repayment of Loans).

Repeating Representations means each of the representations set out in Clauses 15.1 (Status), 15.2 (Binding Obligations), 15.3 (Non-conflict with other obligations), 15.4 (Power and Authority), 15.5 (Validity and admissibility in evidence), 15.6 (Security Interests), 15.7 (No requirements with respect to the Lenders), 15.8 (Solvency), 15.9 (No filing stamp taxes), 15.10 (No Default), 15.11 (No Misleading information), 15.14 (Pari passu ranking), 15.15 (No proceedings pending or threatened), 15.17 (Immunity), 15.18 (Anti-corruption law), 15.19 (Sanctioned Persons), 15.20 )Environmental Matters) and 15.21 (Environmental Laws).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Solvency II" means the Solvency II Directive (Directive 2009/138/EC) on the taking-up and pursuit of the business of Insurance and Reinsurance, as amended by the Omnibus II Directive (Direction 2014/51/EC).

Securities Law means the Israeli Securities Law, 1968.

Subsidiary has the same meaning as that which is assigned to a “subsidiary” under the Securities Law. For the avoidance of doubt, a company in which a limited partnership holds 50% (fifty percent) or more of the nominal value of its issued share capital (or its foreign equivalent) or of the voting power therein or is entitled to appoint half or more of its directors or its general manager shall be deemed a Subsidiary of such limited partnership.

Tax means any present or future tax, levy, impost, duty (including, stamp duty, registration tax and capital duties) or other deductions, charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Obligations means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly or severally or in any capacity whatsoever), of the Borrower under the Finance Documents, including all costs, charges and expenses (including legal and other advisors fees) incurred by any Finance Party, pursuant to, or in connection with, the Finance Documents in connection with the protection, preservation or enforcement of their rights under the Finance Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Lenders and the Borrower.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which a Lender executes the relevant Assignment Agreement or Transfer Certificate.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US means the United States of America.

Utilisation Date means the date on which the Loan is made.

Utilisation Request means a notice substantially in the form set out in Schedule 8 (Utilisation Request).

VAT means value added tax as provided for in the Israeli VAT Law 1975 or any other tax of a similar nature in jurisdiction of incorporation of the Borrower.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

any Finance Party, any Lender, the Borrower or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents.

(ii)	assets includes present and future properties, revenues and rights of every description.

(iii)

control shall bear the meaning ascribed to such term in Section 1 of the Securities Law and, without derogating from the generality of the foregoing, a general partner of a limited partnership shall be deemed to control such partnership.

(iv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated.

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

(vi)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality).

(vii)

a regulation includes any Israeli or US regulation, treaty, rule, official directive, request or guideline (whether or not having the force of law) of any governmental or regulatory body, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation, including, the guidelines of the Israeli Supervisor of Banks with respect to proper conduct of banking affairs (“Hora’ot Nihul Bankai Takin”) as well as any guidelines (“Hozrim”) of the Israeli Commissioner of the Capital Markets, Insurance and Savings Division, or any other request or guideline of any such banking or capital markets, insurance and savings authority.

(viii)	a law includes any Israeli or US statute, law and regulation.

(ix)	means of control shall bear the meaning assigned to such term in Section 1 of the Israeli Banking (Licensing) Law, 1981.

(x)

Any reference to a certain rating by a Credit Rating Agency in a Finance Document is stated in accordance with Standard & Poors Maalot's rating scale as at the date of this Agreement. However, (A) such reference will be changed to conform to any change in Standard & Poors Maalot's rating scale; and (B) without derogating from the above, any such reference shall also be construed, as a reference to any equivalent rating received by any other Credit Rating Agency (at the applicable time).

(xi)	a provision of law is a reference to that provision as amended or re-enacted. and

(xii)	a time of day is a reference Tel-Aviv time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.3	Currency symbols and definitions

$, USD and dollars denote the lawful currency of the United States of America.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party is not intended to, and shall not have any rights to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	The Loan

2.1	The Loan

Subject to the terms of this Agreement, the Lenders shall make to the Borrower a Loan in an aggregate amount of USD 100,000,000 (one hundred million US dollars).

2.2	Finance Parties' rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by the Borrower which relates to a Finance Party's participation in the Loan or its role under a Finance Document, is a debt owing to that Finance Party by the Borrower.

(c)

A Finance Party may, except as specifically provided otherwise in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents (but subject to any law and regulation, they will cooperate to enforce such rights together).

3.	Purpose

3.1	Purpose

Amounts borrowed by the Borrower under the loan shall be used for ongoing activities and general purposes of the Borrower.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

Initial conditions precedent

4.1	The Lenders will only be obliged to make the Loan if, on the date of the Utilization Request and on the proposed Utilization Date:

(a)	the Lenders have received:

(i)	all of the documents and other evidence listed in Schedule 9 (Conditions Precedent) in form and substance satisfactory to the Lenders; and

(ii)	a duly completed Utilization Request, in accordance with the provisions of Clause 5.1 (Delivery of a Utilisation Request) below.

(b)	no Default is continuing or would result from the Loan; and

(c)	all representations made by the Borrower under the Finance Documents are true.

In the event that any of the conditions precedent set forth above are not fulfilled on the date of the execution of this Agreement and on the Utilisation, then, save for clauses 11, 14, 30, 32 and 33 this Agreement shall no longer be of any force or effect, and save as aforesaid, no Party shall have any claim against the other Party arising out of or in connection with this Agreement.

4.2	The Lenders shall be entitled to waive any of the Conditions Precedent set out in Clause 4.1(a) above.

5.	Utilisation of the loan

5.1	Delivery of a Utilisation Request

The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the Utilisation Request is delivered to lenders on the date of the execution of this Agreement.

(b)	the amount of the requested loan is the total amount of the Loan (USD 100,000,000).

(c)	The currency specified in the Utilisation Request is US dollars.

(d)	The proposed Utilisation Date specified in the Utilisation Request will be 3 (three) Business days following the date hereof.

5.2	Advancing the Loan

Subject to the terms and conditions of this Agreement, on the Utilisation date, the Lenders shall advance the Loan to account number 78556092 in branch number 10 (Tel Aviv main branch) of Israel Discount Bank Ltd, in the name of the Borrower (Swift code: IDBLILIT; IBAN (USD): IL39-0110-1000-0007-8556-092).

6.	Repayment of loan

The Borrower shall repay the principal of the Loan in instalments, as follows:

6.1

a principal amount of USD 63,000,000 (sixty three million) of the Loan shall be repaid in 15 (fifteen) equal semi-annual instalments, every March 15 and September 15, with the first payment being on September 15, 2021 and the last repayment date being September 15, 2028.

6.2	a principal amount of USD 37,000,000 (thirty seven million) of the Loan shall be repaid in one bullet payment on March 15, 2029 (the "Last Repayment Date"),

and all as set forth in Schedule 5 (Repayment Schedule).

7.	Prepayment

7.1	Illegality

If, in the applicable jurisdiction, (i) it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement; or (ii) it becomes unlawful to fund or maintain its participation in the Loan in a manner requiring termination of the Loan (in whole or in part); or (iii) it turns out that the choice of the Israeli law as the governing law of the Finance Documents will not be recognised and enforced in any of the Borrower's Relevant Jurisdictions with respect to any Dispute, or it turns out that a judgment obtained in relation to a Finance Document in Israel will not be recognised and enforced in any of the Borrower's Relevant Jurisdictions with respect to any Dispute:

(a)	that Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)

Upon that Lender notifying the Borrower, the Borrower shall repay without any Prepayment Fee, penalty or premium all of the Lender's participation in the outstanding amounts of the Loan (but without derogating from any other obligations (including financial obligation from any kind) of the Borrower to such Lender under the Finance Documents), on (A) with respect to events specified in paragraphs (i)-(ii) of the opening paragraph of this clause 7.1 (Illegality) - the last day of the Interest Period occurring after that Lender has notified the Borrower or, if earlier, the date specified by that Lender in the notice delivered to the Borrower (being no earlier than 30 days after notice of the Lender is delivered to the Borrower); and (B) with respect to events specified in paragraphs (iii) of the opening paragraph of this clause 7.1 (Illegality) - the date specified by that Lender in the notice delivered to the Borrower.

7.2	Voluntary prepayment of the Loan

(a)

The Borrower may, if it gives the Lenders not less than thirty (30) Business Days' (or such shorter period as the Lenders may agree) prior notice, prepay the whole or any part of the principal amount of the Loan, together with Prepayment Fee as set forth in Clause 10 (fees). Any partial prepayment shall be made on an Interest Payment Date.

(b)

A prepayment of part of the principal amount of the Loan pursuant to this Clause 7.2 must be in a minimum amount of USD 10,000,000 (ten million US Dollars) and an integral multiple of USD 5,000,000 (five million US Dollars).

7.3	Restrictions

(a)

Any notice of prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the prepayment is to be made and the amount of that prepayment.

(b)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, and (if applicable) any Prepayment Fee payable under this Agreement, without any additional premium or penalty.

(c)	The Borrowers shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

(d)	The Lenders may agree on a shorter notice period for a voluntary prepayment in respect of the Loan.

(e)	The Borrower shall not be entitled to re-borrow any amount prepaid on account of the Loan.

7.4	Application of prepayments

(a)

All prepayments of the Loan under this Clause 7 or Clause 12.4, other than a prepayment of a specific Lender's participation in the Loan pursuant to Clause 7.1(b) above or Clause 12.4 (Increased Costs) below, shall be applied pro rata to each Lender's participation in the Loan.

(b)

All prepayments of the Loan under this Clause 7 and Clause 12.4, other than a prepayment of a specific Lender's participation in the Loan pursuant to Clause 7.1(b) above shall be applied on a pro rata basis from each payment of the Loan.

8.	Interest

8.1	Interest rate

The rate of interest of the Loan is a fixed rate of 4.8% per annum.

8.2	Payment of interest

The Borrower shall pay the accrued interest on the Loan on each Interest Payment Date.

8.3	Default interest and Increased Interest

(a)	Increased Interest

(i)

If at any time during the term of this Agreement, the Financial Indebtedness to EBITDA Ratio (as defined in Clause 17.1 below) is equal to or higher than 4.5, then, as of the date at which the relevant financial statements tested pursuant to Clause 17.3 (Testing) below were drawn up and so long as no consolidated financial statements of the Borrower evidencing that such deviation is cured have been published, the interest rate on all the sums then outstanding on account of the Loan shall be increased by 0.5% per annum over the then applicable interest rate on the Loan.

(ii)

If at any time during the term of this Agreement, the rating of the Borrower drops below ilA, then, so long as the rating remains below ilA, the interest rate on all principal amounts outstanding of the Loan shall be increased by the Additional Rate Key (as defined below) and this for the period commencing on the date of publishing of such rating by the relevant Credit Rating Agency and until the full repayment of the Loan or until the relevant Credit Rating Agency updates the rating of the Borrower to ilA or higher, according to the earlier. Any change in the rating outlook of the Borrower or any change in rating of the Borrower due to a change in the methodology or rating scales of the applicable Credit Rating Agency shall not be deemed a change in the rating and shall not have any effect on (either by way of increase or decrease of) the then applicable interest rate applicable on the Loan.

Additional Rate Key means, (a) 0.5% per annum if a rating of ilA- has been received from any Credit Rating Agency (and so long as the rating remains ilA-); (b) 0.75% per annum if a rating of ilBBB+ has been received from any Credit Rating Agency (and so long as the rating remains ilBBB+); or (c) 1% per annum if a rating of ilBBB or lower has been received from any Credit Rating Agency (and so long as the rating remains ilBBB or lower); For the avoidance of doubt, the Additional Rate Key shall apply during any down grade and also during any upgrade (i.e., if the rating is improved from ilBBB to IlA-, then the then interest rate applicable on the Loan shall be decreased by 0.5% per annum, provided that in any event, the interest rate shall not be lower than the original interest rate specified in Clause 8.1 (Interest rate) above).

(iii)

In any case where more than one of paragraphs (i)-(ii) above has been triggered (and only as long as such paragraphs are applied together), there will be no aggregation of Increased interests and only the provisions of the paragraph that entails the highest increased interest will apply.

(b)	Default Interest

(i)

If the Borrower fails to pay any amount payable by it under the Finance Documents on its due date (whether such amount constitutes a Loan or any other amount payable under this Agreement), interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is equal to the rate of the interest of the Loan at such time plus 2% per annum.

(ii)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(c)	Any increased interest under paragraph (a) above (subject to the provisions of paragraph (a)(iii) above) and any default interest under paragraph (b) above shall be calculated cumulatively.

(d)	Any default interest or increased interest arising under paragraph (b) above shall be immediately payable by the Borrower on demand by the Lenders.

9.	Interest Periods

9.1	Interest Period

(a)

The Interest Periods for the Loan shall be (i) from the Utilization Date until the first Interest Payment Date and (ii) thereafter, from one Interest Payment Date to the next, until the Last Repayment Date.

(b)	An Interest Period shall not extend beyond the Discharge Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Fees

10.1	Prepayment Fee

The Borrower shall pay the Lenders Prepayment Fee with respect to any amount prepaid under Clause 7.2 (Voluntary prepayment of the Loan) above and under clause 19.21 (Acceleration) below (except for Clause 19.10 (Unlawfulness)).

10.2	Non-Refundable Fees

All fees and commissions payable under this Agreement are non-refundable.

11.	Tax Gross Up and Indemnities

11.1	Definitions

(a)	In this Agreement:

FATCA means

(i)	sections 1471 to 1474 of the Code or any associated regulations;

(ii)

any treaty, law of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law referred to in paragraph (i) above; or

(iii)

any agreement pursuant to the implementation of any treaty, law referred to in paragraph (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from any payment under a Finance Document.

(b)	Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lenders accordingly. Similarly, a Lender shall notify the Borrower on becoming so aware in respect of a payment payable to that Lender.

(c)

If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. The Borrower is not required to pay any increase under this Clause 11.2(c) to the extent the relevant Tax Deduction is in respect of a (i) Tax imposed as a result of a present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in the Loan), Tax imposed on or measured by net income (however denominated), franchise Tax, or branch profits Tax, (ii) Tax imposed on amounts payable to or for the account of the relevant Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower) or (y) such Lender changes its lending office, except in either case, to the extent that such Taxes gave rise to increased payment under the first sentence of this Clause 11.2(c) to such Lender's assignor immediately before such Lender became an assignee thereof or to such Lender immediately before it changed its lending office, (iii) Tax attributable to such Lender’s failure to provide the Borrower with an accurate, current and complete executed copy of IRS Form W-8 or W-9 (or other applicable Tax documentation, as applicable) claiming the maximum available exemption from US withholding Tax and FATCA, (iv) Tax imposed under FATCA or (v) Tax imposed on income under Israeli Law.

(d)

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Finance Party entitled to the payment a statement or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)

The Borrower shall (within three Business Days of demand by the relevant Protected Party) pay to that Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

(c)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 11.3, notify the other Finance Parties.

(d)

Clause 11.3(a) above shall not apply to the extent a loss, liability or cost (i) is compensated for by an increased payment made under Clause 11.2 (Tax gross-up), or (ii) is in respect of one of the exclusions in Clause 11.2(c) (Tax gross-up).

11.4	Stamp taxes

Except for Tax imposed with respect to a transfer described in Clause 21 (other than a transfer requested by the Borrower), the Borrower shall pay and, within three Business Days of demand delivered to the Borrower, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.5	VAT

Except to the extent otherwise required by law, the Borrower shall pay to each Finance Party all VAT, if any, payable in respect of any payment to be made by the Borrower to any such Finance Party (including, any fees and expenses to be paid pursuant to clause 10 (Fees) above or clause 14 (Costs and Expenses) below) under this Agreement or under any other Finance Document, such VAT to be paid by the Borrower at the same time it makes the relevant payment (and such Finance Party must promptly provide an appropriate VAT invoice to the Borrower).

11.6	Tax Credit

If any Lender determines, in its sole discretion, that it has actually received a refund of any Taxes as to which it has been indemnified pursuant to Clause 11, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Clause 11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this Clause 11.6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Clause 11.6, in no event will such Lender be required to pay any amount to the Borrower pursuant to this Clause 11.6 the payment of which would place such Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts in respect of such Tax had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person.

12.	Increased Costs

12.1	Increased costs

(a)

The Borrower shall, within 30 Days of a demand delivered by a Finance Party to the Borrower, pay for the account of that Finance Party the amount of any Increased Costs incurred directly by that Finance Party as a result of:

(i)

the introduction of or any change in (or in the interpretation, administration or application by any Government Authority having jurisdiction over such Finance Party of) any applicable law after the date of this Agreement;

(ii)

the implementation or application of or compliance with Basel III, Solvency II or CRD IV or any other law which implements Basel III, Solvency II or CRD IV (whether such implementation, application or compliance is required by a government, or regulator of a Finance Party).

(b)	In this Agreement Increased Costs means:

(iii)	a reduction in the rate of return from the Loan;

(iv)	additional or increased costs; or

(v)	a reduction of any amount due and payable by the Borrower under any Finance Document,

which is actually incurred or suffered by a Finance Party but only to the extent that it is directly attributable to that Finance Party having entered into the Finance Document or funding or performing its obligations under any Finance Document.

(c)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost:

(i)	is attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)

is compensated for in accordance with the provisions of Clause 11.3 (Tax indemnity) or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because of any of the exclusions in paragraph (d) of Clause 11.3 (Tax indemnity); or

12.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim and the amount of the claim.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Borrower, provide a certificate and relevant details confirming the amount of its Increased Costs.

12.3	Mitigation

(a)

Each Finance Party shall take reasonable steps to mitigate any circumstances which arise and which result or would result in any Increased Cost being payable to that Finance Party. The foregoing does not in any way limit the obligations of the Borrower under the Finance Documents.

(b)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any direct step taken by it under this Clause.

(c)	A Finance Party is not obliged to take any step under this Clause, if to do so will be prejudicial to it.

12.4	Prepayment

In the event that a Finance Party claims for Increased Costs according to this Clause 12, the Borrower will be entitled to notify the Lenders of its request to perform prepayment of the relevant Finance Party's participation in the Loan, together with accrued and unpaid interest (from any kind) thereon, and all other amounts owed to such Lender under the Finance Documents, provided that such prepayment shall be made within 30 Days of a demand delivered in accordance with the provisions of Clause 0 (Notices) below by a Finance Party to the Borrower to pay the Increased Costs. A prepayment under this Clause 12.4 shall not be subject to any Prepayment Fee, nor any other penalty or additional payment. If the Borrower has made a prepayment in accordance with the provisions of this Clause 12.4, it shall not be required to pay the Increased Costs demanded by such Finance Party.

13.	Other Indemnities

13.1

The Borrower shall within 30 Days of demand delivered by a Finance Party to the Borrower, indemnify each Finance Party against any direct cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.2

The Borrower shall indemnify (within 10 Days of demand delivered by a Finance Party to the Borrower), defend and hold harmless the Finance Parties and the Indemnified Parties from and against any and all direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened), that may be imposed on, incurred by, or asserted against any Finance Party or the Indemnified Parties in any manner relating to or arising out of (i) any breach by an the Borrower of its obligations under, or any misrepresentation by the Borrower as contained in the Finance Documents, (ii) the use or intended use of the proceeds of the Loan in a manner which constitutes a violation of any law, or (iii) the past, present or future violation of any Environmental Laws by or related to the Borrower or any member of the Group whether or not caused by or within the control of such member of the Group.

“Indemnified Party” means each director of a Finance Party or its: officer, member of investment or credit committees, employee, agent, representative, advisor and successor and assign of any and all of the foregoing persons.

13.3

A Finance Party shall, as soon as reasonably practicable after receiving a claim by a third party in respect of which that Finance Party claims an indemnity under Clause 13.2 above, give notice of that third party claim to the Borrower. Without derogating from the provisions of Clauses 13.2 and 13.3 above, the Lenders will allow the Borrower, subject to any law or regulation and provided that no such permission shall cause any harm to the Lenders, to lead the defence proceedings (at the Borrower's expense) and will reasonably cooperate with the Borrower with respect to the defence.

13.4

The Borrower shall promptly indemnify the Lenders against any direct cost, loss or liability incurred by the Lenders as a result of: (a) investigating any event which they reasonably believe is a Default; or (b) acting or relying on any notice, request or instruction given by or on behalf of the Borrower or any representative of the Borrower, which it reasonably believes to be genuine, correct and appropriately authorised, if such notice, request or instruction was not genuine, correct or appropriately authorised, as applicable.

13.5

the Borrower shall promptly indemnify the Lenders and each Delegate against any loss or liability and reasonable costs incurred by any of them as a result of the exercise (or failure to exercise) of any of the rights, powers, discretions and remedies vested in each Delegate by the Finance Documents or by law.

14.	Costs and Expenses

14.1	Transaction expenses

The Borrower shall promptly on demand pay the Original Lenders the amount of legal Fees (capped at NIS 130,000 plus VAT) incurred by them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

14.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within seven Business Days of demand, reimburse the Lenders for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lenders in responding to, evaluating, negotiating or complying with that request or requirement.

14.3	Enforcement costs

The Borrower shall, within 10 Business Days of demand delivered by a Finance Party to it, pay to each Finance Party the amount of all direct costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Lenders as a consequence of enforcing these rights against the Borrower.

15.	Representations

The Borrower makes the representations and warranties set out in this Clause 15 to each Finance Party on the date of this Agreement.

15.1	Status

(a)	It is a corporation, duly organised under the laws of its jurisdiction of organisation.

(b)	It and each Material Group Company has the power to own its assets and carry on its business as it is being conducted.

(c)

It and each Material Group Company is in good standing and authorized and qualified to conduct business in each jurisdiction where such authorization or qualification is required (except where an absence of a negligible authorisation which does not adversely affects the Borrower's or each of the Material Subsidiary's ongoing business, or the ability of the Borrower to perform its obligations herein).

15.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

15.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

15.4	Power and authority

(a)

It has the power to enter into, perform and deliver, and has taken all necessary action (including any applicable entity action) to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, or giving of indemnities contemplated by the Finance Documents.

15.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	for the conduct of the business, trade and ordinary activities of the Borrower and any Material Group Company;

(ii)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents; and

(iii)	to make the Finance Documents admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect, except for the Authorisations the absence or loss of which has or is reasonably likely to have a Material Adverse Effect.

(b)	It is not aware of:

(i)	any steps to revoke, cancel, challenge or annul any Authorisation, the loss of which has or is reasonably likely to have a Material Adverse Effect; or

(ii)	any reason why any Authorisation, the loss of which has or is reasonably likely to have a Material Adverse Effect, will not be renewed when it expires;

15.6	Security Interests

(a)	The Borrower has not created any lien or charge over any of its assets, except for Permitted Liens.

(b)	No member of the Group has created any lien or charge over any of its assets, in any manner that is prohibited under Clause 18.3 (Negative Pledge).

15.7	No requirements with respect to the Lenders

It is not necessary under the laws of the State of Israel or the jurisdiction of incorporation of the Borrower:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in the jurisdiction of incorporation of the Borrower.

15.8	Solvency

(a)

The Borrower is not "insolvent", within the meaning of the Israeli Companies Ordinance [New Version] 5743-1983 or the Bankruptcy Code, or unable to pay its debts and liabilities (including contingent, future or subordinated) when due, nor could it be deemed by a court to be insolvent or unable to pay such debts when due, nor, in any such case, will it become so as a result of entering into this Agreement, or performing any transaction contemplated by the Finance Documents.

(b)	No:

(i)	corporate action, legal proceeding or other procedure or step described in Clause 19.7 (Insolvency proceedings);

(ii)	legal proceeding for the bankruptcy, winding-up, insolvency, reorganization of or for any moratorium or other similar legal proceeding with respect to the Borrower; or

(iii)	creditors' process described in Clause 19.8 (Creditors' process),

has been taken or, to the knowledge of the Borrower threatened in relation to the Borrower or any Material Group Company; and none of the circumstances described in Clause 19.6 (Insolvency) applies to any the Borrower or any Material Group Company.

15.9	No filing or stamp taxes

Under the laws of the State of Israel and the US it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, for the due execution of the Finance Documents.

15.10	No default

No Event of Default is continuing or might reasonably be expected to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

15.11	No misleading information

(a)

All factual information provided by the Borrower in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

All information provided by the Borrower in any of its recent financial statements was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(c)

There is no other fact or circumstance relating to its affairs that has not been disclosed to the Lenders where such non-disclosure renders any of that information misleading in any material respect and all expression of expectation, intention, belief and opinion contained in any of that information were made honestly on reasonable grounds after due and careful consideration.

(d)	The Borrower has not omitted to supply any information which, if disclosed, would make any other information referred to in paragraph (a) above untrue or misleading in any material respect.

(e)	At the Utilization Date, nothing has occurred since the date information referred to in paragraph (a) above was supplied which, if disclosed, would make that information untrue or misleading.

15.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	The Original Financial Statements fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year.

(c)	There has been no material adverse change in the assets, business or consolidated financial condition of the Group, as a whole, since the date of the Original Financial Statements.

15.13	Borrower's Reports

Since December 31, 2016, the Borrower has filed or furnished all forms, reports and documents with the SEC and ISA that have been required to be filed or furnished by it under any applicable securities law in all material respects (all such forms, reports and documents, including exhibits and schedules, filed or furnished since December 31, 2016, together with any amendments thereto, the “Borrower's Reports”). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), (i) the Borrower's Reports complied as to form in all material respects with the applicable requirements of (A) the Securities Act, the Exchange Act and the Sarbanes-Oxley Act; or (B) if the Borrower will at any time be listed in the Tel Aviv Stock Exchanges only - the Securities Law and the regulations promulgated thereunder, as the case may be, each as in effect on the date on which each of such Borrower's Reports was filed or furnished, and (ii) The Borrower's Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

15.14	Pari passu ranking

The Borrower's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.15	No proceedings pending or threatened

The Borrower is not aware of any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect that has or have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any member of the Group.

15.16	Previous proceedings

None of the following events has taken place (in Israel or outside of Israel) during the Seven years that preceded the date hereof: the involuntary liquidation of or a creditor's arrangement pursuant to Section 350 of the Israeli Companies Law, 1999 (or any similar law) in relation to the Borrower or any other member of the Group.

15.17	Immunity

It is not entitled to claim immunity from suit, execution, attachment or any other legal process in Israel.

15.18	Anti-corruption law

(a)

Neither the Borrower nor to the best of the Borrower's knowledge, other any member of the Group is in violation of any applicable anti-bribery or anti-corruption law enacted in any Relevant Jurisdiction. The Borrower and each other member of the Group maintain at all times adequate systems, controls and procedures to prevent its employees from engaging in bribery or making other unlawful payments prohibited under any applicable anti-bribery or anti-corruption law enacted in Relevant Jurisdiction. Neither the Borrower nor any other member of the Group, nor to the Borrower's knowledge, any employee acting in his or her capacity as such or other person acting on behalf of them has offered, promised, paid, received, requested or agreed to receive a bribe or other unlawful payment or offered, promised or given any financial or other advantage to a foreign public official (or to a third party at the request or acquiescence of the foreign public official) in an attempt to influence them in their capacity as a foreign public official to obtain or retain business, or to obtain an advantage in the conduct of business, where such offer, promise or payment is not permitted under applicable laws.

(b)

The operations of the Group are conducted in compliance with applicable financial record keeping and reporting requirements of all applicable money laundering and anti-terrorism financing laws, regulations and rules of the jurisdictions in which the Group conducts business and any related or similar applicable regulations, rules or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and:

(i)

no suit, action or proceeding in respect of any Money Laundering Laws by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any other member of the Group or any of their respective employees (in their capacity as such), is pending or threatened; and

(ii)	neither the Borrower nor any other member of the Group or any of their respective employees (in their capacity as such), has:

(A)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(B)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(C)

caused any of their respective Affiliates or Subsidiaries to be in violation of any provision of any supranational, national, local or other law regulating the payments of bribes to government officials or employees; or

(D)	made any bribe, rebate, pay-off, influence payment, kickback or other unlawful payment.

15.19	Sanctioned Persons

Neither the Borrower nor any other member of the Group, nor, to the Borrower's knowledge, any director, officer, employee of any such entity is a Person subject to any means of any economic or financial sanctions, or laws and regulations providing for such sanctions, trade embargoes or similar measures enacted, administered or enforced by any Governmental Authority (or by any regulatory agency).

15.20	Environmental Matters

It is not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging a material violation of any applicable Environmental Laws.

For the purposes of Clauses 15.20 and 15.21 hereof, the term "material" refers to a violation or an Environmental Claim that has or is reasonably likely to result in a Material Adverse Effect.

15.21	Environmental Laws

(a)

The Borrower and any other members of the Group are to the best of the Borrower's knowledge in compliance with Clause 15.20 (Environmental matters), except for such non-compliance which does not have a Material Adverse Effect and, to the Borrower's knowledge, no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)

No material Environmental Claim has been commenced or to the Borrower's knowledge is threatened in writing against the Borrower or any other member of the Group, where that claim has or is reasonably likely, if determined against such entity, to have a Material Adverse Effect.

15.22	Controlling shareholder

The Borrower has no controlling shareholder.

For the purpose of this Clause 15.22 (Controlling shareholder), the term "Control" shall have the meaning ascribed to such term in the Control of Financial Services Law (Insurance) of 1981.

15.23	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on:

(a)	the date of the Utilisation Request; and

(b)	the first day of each Interest Period.

16.	Information Undertakings

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

16.1	Financial statements

The Borrower shall supply to each Lender, a copy of:

(a)

as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited consolidated financial statements of the Borrower for that financial year.

(b)

as soon as the same become available, but in any event within 90 days after the end of each Quarter of each of its financial years, the consolidated reviewed financial statements of the Borrower for that Quarter.

(c)	Publication of the financial statements mentioned in (a) and (b) above on the Magna or the Edgar websites, shall be deemed as their delivery to the Lenders as required hereunder.

16.2	Compliance Certificate

(a)

The Borrower shall supply to the Lenders, within 7 business days of the publication or delivery of the financial statements pursuant to paragraph (a) or (b) of Clause 16.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 17 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the CFO of the Borrower.

16.3	Information: miscellaneous

(a)	The Borrower shall supply to each Lender a copy of:

(i)	all documents dispatched by it to its shareholders (or any class of them) as such or its creditors generally, at the same time as they are dispatched;

(ii)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or any member of the Group, and which might reasonably be expected to have a Material Adverse Effect.

(iii)

promptly, such further information regarding the financial condition (including any questions that the Lenders will see relevant with respect to any financial statements) business and operations of the Borrower as any Finance Party may reasonably request.

(b)	The Borrower shall, promptly upon receiving a rating below ilA (and thereafter, upon any additional change in rating), notify the Lenders about such event.

For the purpose of this Clause 16.3, any information published on the EDGAR/MAYA systems, shall be considered as having been duly supplied under this section.

16.4	Notification of default

(a)	The Borrower shall notify the Lenders of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Lenders, the Borrower shall supply to the Lenders a certificate signed by its CFO or any of it executive vice presidents on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

16.5	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)

a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer subject to 20.1(a) (Changes to the Lenders) below, obliges any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lenders (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lenders, such Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

17.	Financial Covenants

17.1	Definitions

In this Clause 17 the following terms shall have the meanings set forth below.

Adjusted EBITDA means, at any relevant time, the EBITDA, adjusted to (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) mark-to-market gains or losses from accounting of derivatives, (v) merger and acquisition transaction costs (vi) stock-based compensation, (vii) gain or losses from extinguishment of liabilities (viii) gains or losses on sale of subsidiaries and property, plant and equipment, and (ix) other unusual or non-recurring items, as set forth in the Discussion and Financial Analysis item in the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be), or any other parallel item if the location of presenting such data changes.

EBITDA means, at any relevant time, the net income before interest, taxes, depreciation and amortization, during the last four successive Quarters at such time, according to the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be).

Equity means, the equity in the Borrower’s consolidated balance sheet, according to the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be).

Equity to Total Assets Ratio means, the ratio of (a) Equity to (b) Total Assets.

“Examination period” - Any period of two Quarters for which two consecutive and successive financial statements (annual audited or quarterly reviewed, as the case may be) are published.

Financial Indebtedness means, the Financial Indebtedness (as defined in Clause 1 above) in the end of the relevant period, to be determined in accordance with the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be).

Financial Indebtedness to EBITDA Ratio means, the ratio of (a) Financial Indebtedness to (b) Adjusted EBITDA.

Total Assets means the total assets of the Borrower on the last day of the relevant period, as set forth in the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be).

17.2	Financial covenants

(a)	During the period commencing from the date hereof and ending on the Discharge Date, the Borrower hereby undertakes that:

(i)	The Equity to Total Assets Ratio (after neutralizing cash and cash equivalents from both the Equity and the Total Assets) for a period exceeding the Examination Period shall not be less than 25%.

(ii)

The Equity (excluding minority rights and including shareholder loans provided to the Borrower by any of its shareholders that are subordinated to the Borrower's obligation to the Lenders under the Finance Documents, pursuant to a subordination shareholder loan agreement which meets the conditions set forth in Schedule 4 (Subordinated Shareholder Loans Conditions) (unless otherwise was agreed in advance and in writing by the Lenders)) during a period exceeding the Examination Period, shall not be lower than USD 650,000,000.

(iii)

The Financial Indebtedness to EBITDA Ratio as set forth in the Managenent's Discussion and Analysis of Financial Condition and Results of Operations item in the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be), or any other parallel item if the location of presenting such data changes, shall not exceed 5 unless such exceeding is cured within twelve months after the occurrence of such event, and provided that the Financial Indebtedness to EBITDA Ratio shall not exceed 6 at any time during such twelve months (and it is being clarified that during such twelve months in which the Financial Indebtedness to the EBITDA ratio exceeds 5 but not exceeds 6, such event shall not constitute an Event of Default).

(iv)

The Financial Indebtedness to EBITDA Ratio as set forth in the Managenent's Discussion and Analysis of Financial Condition and Results of Operations item in the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be), or any other parallel item if the location of presenting such data changes, shall not exceed 6.

(b)	Additional Financial Covenants

(i)

The Borrower confirms that on the date hereof it has no obligation to any of its other creditors, to comply with any financial covenant that is not included in this Clause 17 (Financial Covenants) or Clause 18.7 (Distributions) , or that is containing terms that are more onerous to such creditor than the terms of this Clause 17 (Financial Covenants) or Clause 18.7 (Distributions) (including any financial covenant with respect to distributions or any other types of payments to any of the shareholders of the Borrower) ("Additional Financial Covenant").

(ii)

Any Additional Financial Covenant (whether exists now or will be existed in the future) is or will be, as the case may be, automatically applied to this Agreement and form an integral part of this Clause 18 (Financial Covenants) or Clause 18.7 (Distributions), as the case may be.

(iii)	Without derogating from the provisions of Clause 17.2(b)(ii) above, the Borrower shall inform the Lenders in any case in which it undertakes to comply with any Additional Financial Covenant.

(iv)

Notwithstanding the above, the provisions of Clause 17.2(b)(ii) above shall not be applied to any Additional Financial Covenant that (a) was made prior to the date hereof with respect to a certain loan or an ongoing facility, or was renewed thereafter for the purpose of extending the maturity date of such loan or ongoing facility; and (b) is referring to an identical financial covenant as set forth in Clause 18.7(b)(i) below.

(v)

The Borrower will inform the Lenders reasonably time in advance, regarding the expiration date of any Additional Financial Covenant, and as of such expiration date, such relevant Additional Financial Covenant shall no longer form an integral part of this Agreement.

(c)

The calculation of each financial covenant included in Clause 17.2(a) or 17.2(b) above will be performed consistently with the calculation of such financial covenant under the agreements with other creditors of the Borrower.

17.3	Testing

The financial covenants set out in this Clause 17 shall be tested by reference to the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be).

17.4	New Accounting Treatment

(a)

The Borrower shall inform the Lenders on any change in its accounting principles or policies (any such change, to be referred to hereinafter as the “New Accounting Treatment”), that caused and/or may cause any change to its relevant financial statements which may materially and adversely affect the financial covenants set forth in Clause 17.2 above.

(b)

In the event of the introduction of a New Accounting Treatment (as such term is defined in paragraph (a) above), that in the view of any of the Parties, caused and/or may cause any change to the relevant financial statements which may affect the financial covenants set forth above, the Lenders and the Borrower shall negotiate any amendments to the financial covenants set out above required, if at all, in order to revise the relevant financial covenants contained therein, to take into account such New Accounting Treatment with the intention of adjusting such financial covenants to preserve the original commercial and economic effect which such financial covenants were intended to achieve. In case no agreement is reached with respect to such revisions in the financial covenants within 30 (thirty) days of the commencement of such negotiations, the Lenders shall be entitled (without derogating from any other rights they may have under this Agreement) to nominate any of the managing partners of any of the Auditors to perform (at the Borrower's expense) such revisions to this Clause 17 (including any changes to the definitions or any defined terms used herein) required in his opinion in order to revise the relevant financial covenants contained herein to adjust such financial covenants to preserve the original commercial and economic effect which such financial covenants were intended to achieve. Any such revisions shall be binding from the end of the Quarter in which such revisions were made.

18.	General Undertakings

The undertakings in this Clause 18 shall remain in force from the date of this Agreement until the Discharge Date.

18.1	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect; and supply certified copies to each Lender of, any Authorisation required under any law of its Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document in the State of Israel and the jurisdiction of incorporation of the Borrower; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

18.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

18.3	Negative pledge

The Borrower shall not create a floating charge over all of its direct assets in favour of any third party to secure its debts to it, nor will it create a fixed charge over any of its direct holdings in any Subsidiary in favour of any third party (each such charge floating or first charge, a "Charge"), unless all of the following conditions were met: (i) the Charge is registered, concurrently with the registration of an identical fixed or floating charge (as the case may be) in favour of the Lenders, and each such charge in favour of the Lenders shall be ranked at any time pari passu with each other Charge, in accordance with the portion of each creditor (to whom the Borrower has granted a Charge) out of the total Borrower's Financial Indebtedness; (ii) the creation of the Charge shall be made in collaboration with the Lenders, and in a form approved by them; (iii) notwithstanding the provisions of paragraph (ii) above, the Borrower shall be entitled to create a fixed and floating Charges over any of its direct holdings in any direct Subsidiary, without the need to obtain the consent of the Lenders, provided that such Charge is created to secure Financial Indebtedness incurred by it for the sole purpose of (A) execution of a project finance; or (B) financing or refinancing the acquisition by the Borrower of the asset that will be secured under such Charge.

The above does not limit: (a) any corporation controlled by the Borrower from creating floating or fixed charges on all and/or part of their assets (provided that such charge shall not secure any Financial Indebtedness of the Borrower); (b) the Borrower to create fixed and floating charges over specific asset of the Borrower (except for direct holdings of the Borrower in any Subsidiary of it) in favour of any third party.

18.4	Disposals

(a)

The Borrower (and the Borrower shall procure that any entity controlled by it whether directly or indirectly) shall not enter into a single transaction or a series of transactions (whether related or not) to sell, lease, transfer or otherwise dispose of any asset (including by way of amalgamation, demerger, merger or corporate reconstruction) in the aggregate, amounts to Most of the Borrower's Assets, during any financial year (a "Trigger Event"), without the Lenders' consent.

(b)

"Most of the Borrower's Assets" - Shall mean any asset (including number of assets cumulatively) owned by the Borrower's or any entity controlled by it (whether directly or indirectly), whose total value, as per the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be), constitutes at least 50.01% of the Borrower's total assets (consolidated, including cash and cash equivalents, deposits and marketable securities).

18.5	Merger

The Borrower will not enter into any amalgamation, demerger, merger or corporate reconstruction ("Merger"), except where the Borrower remains the surviving entity after the Merger and such Merger has not prejudiced its obligations herein and has no adverse effect on the rights of the Lenders under any Finance Document.

18.6	Activities

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement. Without derogating from the generality of this Clause 18.6, the Borrower shall continue to be a reporting company, and its common stock shall continue to be listed and traded on the New York Stock Exchange or the Tel Aviv Stock Exchange (and/or may replace any of the foregoing with the listing of its common stock on Nasdaq), provided however, that the Borrower may delist its securities from both these stock exchanges subject to reaching prior written approval with the Lenders as to the reports and corporate governance that shall apply thereto for the full satisfactions of the Lenders in their sole discretion.

18.7	Distributions

(a)

Except as permitted under paragraph (b) below, the Borrower shall not declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in any kind) on or in respect of its share capital (or any class of its share capital) (a "Distribution").

(b)

Notwithstanding the Provisions of paragraph (a) above, the Borrower will be entitled to make, commit to make or declare, Distributions with respect to an applicable financial year, which, if relevant, comply with the provisions of any law and any contractual limitation applicable thereto, and provided that all the following conditions were met:

(i)

The amount of Distribution shall not exceed 50% of the net profit of that financial year, as reflected under the audited consolidated financial statements of the Borrower for that financial year. It is being clarified that this condition shall be expired on the date on which all outstanding amounts under all the Israeli bonds issued by the Borrower prior to the date hereof will be repaid in full. The above clarification shall not derogate from any right of the Lenders under Clause 17.2(b) above in accordance with its terms (including with respect to any Additional Financial Covenant (as defined in such Clause), from any kind, relating to Distributions).

(ii)	The equity of the Borrower immediately after giving effect to such Distribution shall be at least equal to USD 800,000,000 (excluding minority rights).

(iii)	No Default has occurred and is continuing at the date of such Distribution and no Default shall occur as a result of such Distribution.

18.8	Related party transactions

The Borrower (and the Borrower shall procure the no member of the Group) shall not enter into any agreement or transaction or make any payment or incurrence of any liability or obligation for the benefit of, any entity that holds at the date of such agreement or transaction 20% (twenty percent) of any means of control in the Borrower, unless (a) it is made on an arms' length basis; and (b) the Borrower has approved it as required by applicable law including NYSE rules, if applicable.

18.9	Pari Passu ranking

The Borrower shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

18.10	Environmental matters

(a)	The Borrower (and the Borrower shall procure that each member of the Group) will:

(i)	comply with all Environmental Laws applicable thereto in all material respects;

(ii)	obtain, maintain and ensure compliance in all material respects with all requisite Environmental Permits applicable to it and its operations; and

(iii)	implement procedures to monitor compliance with any Environmental Law applicable to it or its operations,

(b)	The Borrower must, promptly upon becoming aware, notify the Lenders of:

(i)	any material Environmental Claim started against the Borrower or any other member of the Group, or to its knowledge, threatened;

(ii)

any circumstances reasonably likely to result in a material Environmental Claim against the Borrower or any other member of the Group; or any suspension, cancellation or revocation of any material Environmental Permit of the Borrower or any other member of the Group.

For the purposes of this Clause 18.10, the term "material" shall have the meaning ascribed to such term in Clause 15.20 above.

18.11	Borrower's Reports

The Borrower shall timely file and furnish all forms, reports and documents with the SEC and ISA which shall comply in all material respects with the applicable requirements of (A) the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any other similar law (and if applicable. the Securities Law and the regulations promulgated thereunder and any other similar law); or (B) if the Borrower will at any time be listed in the Tel Aviv Stock Exchanges only - the Securities Law and the regulations promulgated thereunder and any other similar law; as the case may be. Each such form, report and document shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

18.12	Rating

If at any time the Lenders will require so, the Borrower shall maintain a rating by a Credit Rating Agency, at its own expense.

18.13	Governing law and enforcement

(a)	The Borrower shall not object to the application of the Israeli law to any Dispute with the Lenders, or to the exclusive jurisdiction of the courts of Tel-Aviv-Jaffa to settle any Dispute.

(b)

If any of the events specified in paragraph (iii) of the opening paragraph of Clause 7.1 (Illegality) above has occurred, the Borrower shall cooperate actively with the Finance Party's, for applying the Israeli law and the exclusivity of the jurisdiction of the courts of Tel-Aviv-Jaffa with respect to any Dispute.

19.	Events of Default

Each of the events or circumstances set out in this Clause 19 is an Event of Default (save for Clause 19.20 (Reduction of Period) and 19.21 (Acceleration).

19.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable, unless the non-payment is remedied within five Business Days of the due date of such payment.

19.2	Financial covenants

Any requirement of Clause 17.2 (Financial Covenants) is not satisfied.

19.3	Other obligations

The Borrower does not comply with any of its obligations under the Finance Documents (other than those referred to in Clause 19.1 (Non-payment) and Clause 19.2 (Financial covenants), unless the non-compliance is: (i) capable of remedy and is remedied within 30 days of the earlier of (a) the Lenders giving notice to the Borrower; and (b) the Borrower is becoming aware of the failure to comply.

19.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated, unless such failure to comply:

(a)	is capable of remedy; and

(b)	is remedied within 14 days of the earlier of (i) the Lenders giving notice to the Borrower; and (ii) the Borrower is becoming aware of such failure to comply.

19.5	Cross default

(a)

Any Financial Indebtedness of the Borrower or any single Material Group Company is not paid when due (after the expiry of any originally applicable grace period), in (i) an amount exceeding USD 50,000,000 (fifty million US dollars) in any single event; or (ii) an aggregated amount exceeding USD 75,000,000 (seventy five million US dollars), for any several events that occurred during any nine (9) months.

(b)

Financial Indebtedness of the Borrower or any single Material Group Company in (i) an amount exceeding USD 50,000,000 (fifty million US dollars) in any single event; or (ii) the aggregate amount exceeding USD 75,000,000 (seventy five million US dollars), for any several events that occurred during any nine (9) months:

(i)	is declared to be or otherwise becomes due and payable prior to its specified maturity; or

(ii)	is capable of being declared by a creditor to be due and payable prior to its specified maturity or being placed on demand,

in each case, as a result of an event of default (howsoever described) that is continuing;

(c)

Any commitment for any Financial Indebtedness of the Borrower or any of its Material Group Company, in an amount exceeding USD 50,000,000 (fifty million US dollars), is cancelled or suspended by a creditor of such entity as a result of an event of default (however described) that is continuing.

Paragraphs (a)-(c) above do not apply to an event in respect of which all of the following conditions are met: (a) such event has occurred with respect to Financial Indebtedness that is part of a non-recourse project finance of a Material Group Company; and (b) the value of such project as per the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be) constitute less than 15% (fifteen percent) of the total assets of the Borrower, as set forth in the relevant financial statements of the Borrower.

19.6	Insolvency

Any of the following occurs in respect of any the Borrower or any Material Group Company:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it declares an insolvency under any applicable law under its Relevant Jurisdiction;

(d)	it suspends making payments on any of its debts when due for payment, or announces an intention to do so;

(e)

by reason of actual or anticipated financial difficulties, it (A) begins negotiations with any of its creditor for the rescheduling of its indebtedness; or (B) enters into a compromise, arrangement, assignment or composition with one or more of its creditors; or

(f)	A moratorium is declared in respect of its indebtedness. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

19.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of the Borrower or any Material Group Company:

(i)

any step is taken with a view to a moratorium or a composition, compromise, assignment or similar arrangement with any of its creditors (including proceedings under or in connection with sections 350 or 350A of the Israeli Companies Law, 1999);

(ii)	any person presents a petition, or files documents with a court or any registrar for its winding-up, liquidation, administration or dissolution (including on a temporary basis);

(iii)

any involuntary case shall be commenced against it under the Bankruptcy Code, Companies Law, Companies Ordinance [New Version] 5743-1983, Bankruptcy Ordinance 1980 or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect (excluding the actions specified in paragraph (ii) above);

(iv)

the suspension of payments on any of its debts when due, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) (including on a temporary basis); or a court of competent jurisdiction enters a decree, freeze order (Hakpaat Halichim) or order for relief in respect of it in an involuntary case under the Bankruptcy Code, Companies Law, Companies Ordinance [New Version] 5743-1983, Bankruptcy Ordinance 1980 or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal or state law or Israeli law;

(v)

any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, sequestrator, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets (including on a temporary basis); or

(vi)

enforcement of any Security over any asset or assets owned (directly or indirectly) by the Borrower, in an aggregated value exceeding USD 50,000,000 (fifty million US dollars) in any period of 12 (twelve) consecutive months.

(vii)

its partners, shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer (including on a temporary basis);

including, in each of the above cases, without limitation any decision, application or order relating to a reorganisation application (‘bakashat havra’a’) or any other application or remedy under the third chapter (‘perek shlishi’) of the ninth part (‘helek tshi’i’) of the Companies Law – 1999 or any relevant provision of the Partnership Ordinance 1975 or the Bankruptcy Ordinance 1980.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is taken with the prior consent of the Lenders; or

(ii)	any of the steps specified in paragraph (a)(ii) above which:

(A)	is being contested in good faith and with due diligence; and

(B)	is discharged or struck out within 45 days;

(c)

Paragraphs (a)(iv)-(a)(vi) above, do not apply to an event in respect of which all of the following conditions are met: (a) such event has occurred only with respect to Financial Indebtedness that is part of a non-recourse project finance of a Material Group Company; and (b) the value of such project as per the Borrower's recent consolidated financial statements (annual audited or quarterly reviewed, as the case may be) constitute less than 15% (fifteen percent) of the total assets of the Borrower, as set forth in the relevant financial statements of the Borrower.

19.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets owned (directly or indirectly) by the Borrower, in an aggregate value exceeding USD 50,000,000 (fifty million US dollars) in any period of 12 (twelve) consecutive months, except where all of the following conditions have been fulfilled: (i) the entity that owns such asset or assets is in good faith and on reasonable grounds contesting the expropriation, attachment, sequestration or distress by appropriate Proceedings diligently pursued; (ii) the Lenders are satisfied that the ability of the Borrower to comply with its obligations under the Finance Documents will not be adversely affected whilst such expropriation, attachment, sequestration or distress is being so contested; and (iii) such processes are cancelled or withdrawn not later 45 (forty five) days after the institution thereof.

19.9	Voluntary Bankruptcy; Appointment of Receiver, etc.

The Borrower or any Material Group Company shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code, Companies Law, Companies Ordinance [New Version] 5743-1983, Bankruptcy Ordinance 1980 or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Material Group Company shall make any assignment for the benefit of creditors.

19.10	Unlawfulness

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under any Finance Document.

(b)	Any obligation or obligations of the Borrower under any Finance Documents are not or cease to be legal, valid, binding or enforceable for any reason.

19.11	Going concern qualification

If a going concern qualification has been noted in any of the Borrower's financial statements.

19.12	Activities

If the Borrower fails to comply with the provisions of Clause 18.6 (Activities) above.

19.13	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in writing against the Borrower or any other member of the Group which has or is reasonably likely to have a Material Adverse Effect, if adversely determined.

19.14	Disposals

If the Borrower fails to comply with the provisions of Clause 18.4 (Disposals) above.

19.15	Merger

If the Borrower fails to comply with the provisions of Clause 18.5 (Merger) above.

19.16	Ownership of the Borrower

If any Person will hold (alone or together with others) 50% or more of the issued and paid up share capital (on a fully diluted basis) of the Borrower, without the prior written consent of the Lender to such change.

19.17	Rating

If at any time during the term of this Agreement, any Credit Rating Agency has rated the Borrower or any of its Financial Indebtedness below ilBBB. In the case where the Borrower is ranked by more than one rating agency, then, the rating to be examined for the purpose of this Clause 19.17, shall be the lowest rating received.

19.18	Negative Pledge

If the Borrower or any member of the Group fails to comply with the provisions of Clause 18.3 (Negative Pledge) above.

19.19	Material Adverse Effect

Any event or circumstance occurs which, has or is reasonably likely to have a Material Adverse Effect.

19.20	Reduction of cure period

Notwithstanding anything to the contrary in this Clause 19, in the event that the Lenders believe that delay in acting pursuant to Clause 19.21 below due to the operation of any cure period specified under the Finance Documents is likely to materially prejudice the ability of the Finance Parties to receive full payment in accordance with the terms of the Finance Documents of all of the Total Obligations such that an urgent action is required to preserve the Finance Parties' rights, the Lenders may, by written notice to such effect to the Borrower, shorten or cancel any such cure period.

19.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lenders may:

(a)

declare that all or part of the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that all or part of the Loan and the other Total Obligations be payable on demand, whereupon it shall immediately become payable on demand by the Lenders.

(c)

exercise any or all of their rights, remedies, powers or discretions under the Finance Documents, including enforcing their rights with respect to any of the Collateral, or against any Guarantor in the discretion of the Lenders.

20.	Changes to the Lenders

20.1	Assignments and participations by the Lenders

Subject to this clause 20 below, a Lender (the “Existing Lender”) may transfer or assign any of its rights and obligations in connection with the Loan, directly or by way of participation, without the consent of the Borrower, subject to the terms set forth below (the “New Lender”):

(a)

Notwithstanding anything to the contrary herein, no transfer or assignment shall be made unless The New Lender is (a) any entity included in sections (2) to (4) to the first supplement to the Israeli Securities Law (b) foreign bank ("bank hutz") according to the Israeli Banking (Licensing) Law, 5741-1981 (subject to the receipt of the Borrower's confirmation that no litigation proceedings are pending against the Borrower by such foreign bank, and the Borrower shall provide such confirmation no later than 10 Days after a written demand by the Lenders); (c) any affiliate of any Lender (and with respect to the Original Lenders, only entities which are controlled, directly or indirectly by Migdal Insurance & Financial Holding Ltd.); (d) any wholly owned SPV of the entities specified in sub-clauses (a)-(c) above specifically formed for the purpose of acquiring debt under a securitization or any similar transaction; or (e) any investment basket (Sal Hashkaot) comprising the activities of entities included in sub-clauses (a)-(c) above to consolidate investment activity "financial".

(b)	Any other assignments or transfers are subject to the receipt of the prior written consent of the Borrower.

(c)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Lenders have authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender under Clause 11 or 12 above,

then, in the event that the New Lender seeks to receive payments under those clauses in excess of payments to which the Existing Lender would have been entitled if the assignment, transfer or change had not occurred, Borrower, may, not later the 5 Business Days after receiving New Lender's request to receive such excess payments, prepay that part of the Loan on which the New Lender wishes to receive such excess payments, without any Prepayment Fee, penalty or premium. This Clause 20.1(d) applies without prejudice to Clause 11.2(c)(ii) above.

20.2	Notice to the Borrower

The Lenders shall, as soon as reasonably practicable after they have executed an Assignment Agreement, send to the Borrower notification that an assignment has become effective setting forth details of the relevant obligations that have been assigned and the identity of the New Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Finance Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

20.3	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 20, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve or central bank except that no such charge, assignment or Security shall:

(a)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)

require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

21.	Changes to the Borrower

The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior consent of the Lenders.

22.	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	except as otherwise provided in Clauses 11 and 12 above, oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23.	Payment Mechanics

23.1	Payments to the Lenders

All payments to be made by the Borrower under the Finance Documents shall be made in USD, directly to the accounts specified in the table appearing in Part III of Schedule 1 (The Parties), pro rata between such accounts, in accordance with the respective rate specified with respect to each account in such table.

23.2	Distributions to the Borrower

The Lenders may (with the consent of the Borrower or in accordance with Clause 24 (Set-Off)) apply any amount received by them for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents.

23.3	Partial payments

(a)

If the Lenders receive a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lenders shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment, pro rata, of any fee or commission due but unpaid under this Agreement;

(ii)

second, in or towards discharge of all costs and expenses incurred and which may be incurred in connection with the collection of the Total Obligations, the above in such order and applied in such proportion between such amounts due but unpaid under the Finance Documents as the Lenders shall deem fit;

(iii)

third, in or towards payment, pro rata, of any other amount due, but unpaid, under the Finance Documents (other than principal), including interest, default interest, additional interest and all other costs;

(iv)	fourth, in or towards payment, pro rata, on account of the due and unpaid principal of the Loan; and

(b)	The Lenders may after the occurrence and continuation of an Event of Default vary the order set out in paragraphs (i)-(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

23.4	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.5	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

23.6	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

23.7	Disruption to payment systems etc

If either the Lenders determine (in their discretion) that a Disruption Event has occurred or the Lenders are notified by the Borrower that a Disruption Event has occurred:

(a)

the Lenders may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Loan as the Lenders may reasonably deem necessary in the circumstances;

(b)

the Lenders shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in their opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

any such changes agreed upon by the Lenders and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 29 (Amendments and Waivers);

(d)

the Lenders shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lenders) arising as a result of their taking, or failing to take, any actions pursuant to or in connection with this Clause 23.7.

24.	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower under the Finance Documents, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.	Notices

25.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower at:

Ormat Technologies, Inc.

Address: 6225 Neil Road, Reno 895111136, Nevada, USA

Attention: Doron Blachar, CFO, Tel: 00-1-775-3569029, Email: dBlachar@ormat.com

(b)	in the case of any Lender at:

Migdal Insurance Company Ltd.

Address: 4 Efal st. Petah Tikva, 4951104, Israel

Attention:	Lior Sosonkin, Head of Infrastructure and project finance Department, Tel: +972-76-8868682, Email: liors@migdal.co.il; and

Sarit Finkel, Manager of Credit Array Operation Department, Tel: +972-76-8868625, Email: saritfe@migdal.co.il.

or any substitute address or department or officer as the Party may notify to all other parties by not less than five Business Days' notice.

25.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(b)

All the Lenders confirm that all notices from or to the Borrower shall be sent through Migdal Insurance Company Ltd. (or in any case where the Lenders have transferred or assigned more the 50% of their rights and obligations under the Finance Documents to a New Lender (as defined in Clause 20.1 above) - any other entity which will replace Migdal Insurance Company Ltd. according to a written notification sent to the Borrower by all the Lenders), and any such notice will be deemed as received or sent (as the case may be) by all the Lenders.

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (b) above, after 4pm in the place of receipt shall be deemed only to become effective on the following day.

25.4	Notification of address and fax number

Promptly upon changing its address or fax number, Migdal Insurance Company Ltd. or the Borrower, as the case may be shall notify the other Parties.

25.5	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to Migdal Insurance Company Ltd. only if it is addressed in such a manner as Migdal Insurance Company Ltd. shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 4 pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 25.5.

25.6	Language

(a)	Any notice given under or in connection with any Finance Document must be in English or Hebrew.

(b)	All other documents provided under or in connection with any Finance Document must be in English or Hebrew.

26.	Calculations and Certificates

26.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

26.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 or 366 days.

27.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

29.	Amendments and Waivers

Required consents

Any term of the Finance Documents may be amended or waived only with the written consent of all the Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

30.	Confidential Information

30.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as agent and, in each case, to any of that person's Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 20.3 (Security over Lenders' rights).

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

In each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii), the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(d)

to Fair Spread, from time to time, with all data, documents and information required under law (including the regulations codex issued by the Commissioner of Capital Market, Insurance and Savings). The Borrower shall fully cooperate with the Lenders and provide all data, documents and information required thereby, including in relation to any Collateral, in order to enable the Lenders to meet their regulatory obligations, in the manner and at such times as the Lenders shall so request.

30.3	Entire agreement

This Clause 30 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 30.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30.

30.6	Continuing obligations

The obligations in this Clause 30 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all of the Total Obligations have been paid in full; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

31.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of the State of Israel.

33.	Enforcement

Jurisdiction

(a)	The courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction to settle any Dispute.

(b)	The Parties agree that the courts of Tel-Aviv-Jaffa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 33 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to any Dispute in any other court in which the assets of any Obligor are located or in any other Relevant Jurisdiction for any purpose. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF, the parties have signed this agreement on the date first mentioned above.

(Signature pages follow)

Signatories

Ormat Technologies, Inc.

As Borrower

By:
Name:
Title:
By:
Name:
Title

Attorney Confirmation

I, the undersigned, legal counsel of Ormat Technologies, Inc., hereby confirm that ______________ [is/are] duly authorized to sign this Loan Agreement for and on behalf of Ormat Technologies, Inc. and that [his/their] signature on the printed name of Ormat Technologies, Inc. binds Ormat Technologies, Inc. in this Loan Agreement.

Date: March 22, 2018
Adv.

Migdal Insurance Company Ltd.

As Original Lender

By:
Name:
Title:
By:
Name:
Title:

Migdal's Makefet Pension and Provident Funds Ltd.

As Original Lender

By:
Name:
Title:
By:
Name:
Title:

Yozma Pension Fund of Self Employed Ltd.

As Original Lender

By:
Name:
Title:
By:
Name:
Title:

Signature page for the Loan Agreement dated March 22, 2018